Exhibit 99.1

Pinnacle Airlines Corp. names Sean Menke President and CEO

MEMPHIS, Tenn., May 25, 2011/PRNewswire/ – Pinnacle Airlines Corp. (NASDAQ: PNCL) has named Sean E. Menke as its new President and CEO. Menke, a veteran airline executive and Managing Partner at Vista Strategic Group LLC in Denver, Colo., succeeds Philip H. Trenary. He is expected to begin his new duties on July 1, 2011. Menke will also become a member of the company’s board of directors.

Mr. Menke, 42, brings 20 years of airline management experience.  He was previously Executive Vice President and Chief Marketing Officer of Republic Airways Holdings Inc. and President and CEO of Frontier Airlines, where he helped position Frontier as one of the lowest cost and most efficient airlines in North America.

“Sean is a proven leader who has produced positive results everywhere he has worked,” said Donald J. Breeding, Chairman of the Board of Pinnacle Airlines Corp. and interim CEO.  “He is a visionary executive with great experience in commercial, operational and financial areas of both mainline and regional airlines. I am confident that Sean will take Pinnacle to a much higher level by working with and leading our strong team of Pinnacle employees.”

Prior to his senior posts at Republic and Frontier, he was Executive Vice President and Chief Commercial Officer at Air Canada; and Senior Vice President and Chief Operating Officer at Frontier, where he was also Senior Vice President of Marketing and held Vice President positions in planning and revenue management.  Additionally, he held management positions with United Airlines, Western Pacific Airlines and America West Airlines.

“I am very excited to be joining Pinnacle during a period of transformation in the airline industry,” said Menke. “Pinnacle has proven it is focused on being a leading regional operator in North America. I look forward to working with the employees of Pinnacle as well as our airline partners to provide reliable and efficient airline service. Additionally, our focus will be on profitably growing our business in a way that is beneficial to Pinnacle, our airline partners and our shareholders.”

Mr. Menke earned an Executive Master of Business Administration from the Daniels College of Business at the University of Denver in 2001; and dual Bachelor of Science degrees in Economics and Aviation Management from Ohio State University in 1992.

Sean is married with three children.  He and his wife Arminda plan to relocate their family to Memphis this summer.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), a $1 billion airline holding company with 7,800 employees, is the parent company of Pinnacle Airlines, Inc.; Mesaba Aviation, Inc.; and Colgan Air, Inc.  Flying as Delta Connection, United Express and US Airways Express, Pinnacle Airlines Corp. operating subsidiaries operate 202 regional jets and 88 turboprops on more than 1,650 daily flights to 196 cities and towns in the United States, Canada, Mexico and Belize.  Corporate offices are located in Memphis, Tenn., and hub operations are located at 11 major U.S. airports.  Visit www.pncl.com for more information.

Contact:
Joe Williams
901-346-6162